EX-99.d.3

Delaware Management Company
100 Independence, 610 Market Street
Philadelphia, PA 19106-2354

July 23, 2021

Optimum Fund Trust
100 Independence, 610 Market Street
Philadelphia, PA 19106-2354

Re:	Expense Limitations

Ladies and Gentlemen:

By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Delaware Management Company, a series of Macquarie Investment Management Business Trust (the “Manager”), agrees that in order to improve the performance of the series of Optimum Fund Trust set forth below (each a “Fund”), the Manager shall waive all or a portion of its investment advisory fees and/or pay/reimburse expenses (excluding any 12b-1 fees, acquired fund fees and expenses, taxes, interest, short sale dividend and interest expenses, brokerage fees, certain insurance costs, and nonroutine expenses or costs, including, but not limited to, those relating to reorganizations, litigation, conducting shareholder meetings, and liquidations (collectively, the “Excluded Expenses”)) in an aggregate amount equal to the amount by which a Fund’s total annual fund operating expenses (excluding any Excluded Expenses) exceed the percentages set forth below for the period from July 29, 2021 through July 29, 2022. For purposes of this Agreement, Excluded Expenses may also include such additional costs and expenses as may be agreed upon from time to time by the Fund’s Board of Trustees and the Manager.

Fund	Expense Cap
Optimum Fixed Income Fund	0.83%
Optimum International Fund	1.09%
Optimum Large Cap Growth Fund	0.96%
Optimum Large Cap Value Fund	0.92%
Optimum Small-Mid Cap Growth Fund	1.29%
Optimum Small-Mid Cap Value Fund	1.20%

The Manager acknowledges that it (1) shall not be entitled to collect on, or make a claim for, waived fees at any time in the future, and (2) shall not be entitled to collect on, or make a claim for, reimbursed Fund expenses at any time in the future.

Delaware Management Company, a series of
Macquarie Investment Management Business Trust

By:	/s/ Richard Salus
	Name:	Richard Salus
	Title:	Senior Vice President

Your signature below acknowledges acceptance of this Agreement:

Optimum Fund Trust

By:	/s/ Brett D. Wright
	Name:	Brett D. Wright
	Title:	President & Chief Executive Officer
	Date:	July 23, 2021